AGREEMENT

This Agreement (“Agreement”) is made as of November 26, 2007, by and between STRATOS RENEWABLES CORPORATION (“the Company”), a Nevada corporation, and Green Strategies, Inc. (“Consultant”), with offices in Washington, D.C., for the purpose of engaging the services of Consultant in furthering the interests of STRATOS.

1. Term. This Agreement covers the term (the “Term”) of November 15, 2007 to February 15, 2008. Either party can terminate the agreement at any time upon 30 calendar days prior written notice.

2.  Services. During the Term, Consultant shall provide representational, government relations and strategic consulting services for the Company (the “Services”). Consultant’s Services will likely include:

•	Serving as a publicly disclosed member of the Company’s advisory board;
•	Strategic advice regarding optimum growth and investment decisions by the Company;
•	An analysis of critical U.S. policy matters, including an analysis of current and potential U.S. ethanol tariff provisions;
•	Advice re: policy advocacy options, development of strategic advocacy coalitions, and execution of government relations and advocacy plans; and
•	Any other appropriate tasks as directed by the Company.

3. Nature of Services. The Company acknowledges that it is contracting with Consultant for consulting services and that Consultant is not being asked to provide legal services or legal advice and that any services and advice provided by Consultant shall not be construed as legal services or legal advice. Consultant represents, warrants and covenants that it has in effect any and all necessary licenses, permits and/or governmental authorizations required by applicable law to perform the Services hereunder and that it shall promptly make any and all governmental filings and disclosures required by applicable law in connection with the relationship established by this Agreement.

4. Compensation. In consideration of the performance by Consultant of its obligations under this Agreement (a) the Company shall pay to Consultant a fee of $24,000 ($8,000.00 per month) payable in full upon execution of this Agreement, less any deductions, withholdings and offsets required by law, rule or regulation (the “Fee”), (b) the Company hereby grants to Consultant Two Hundred Fifty Thousand (250,000) warrants, each of which shall entitle Consultant to purchase one (1) share of the Company’s common stock at an exercise price of Seventy Cents ($0.70) per share, which warrants shall vest on a pro-rata monthly basis (i.e., 1/3rd per month) during the Term (with no effect being given to fractional warrants) and shall be exercisable thereafter until the fifth (5th) anniversary of the date hereof (such warrants shall be granted on the same terms and conditions as those issued in the Company’s common stock private placement which closed on November 14, 2007) and (c) the Company shall grant to Consultant One Hundred Twenty-Five Thousand (125,000) shares of restricted stock issued in accordance with, and upon the Company’s adoption of, the Company’s Stock Incentive Plan (the “Plan”). Notwithstanding the foregoing, (i) in the event that this Agreement is terminated by Consultant for any reason, or by the Company for Cause (as defined below), prior to February 15, 2008, Consultant’s warrants and shares of restricted stock shall cease vesting as of such date and all unvested warrants and unvested shares of restricted stock shall be cancelled, (ii) in the event that this Agreement is terminated by the Company without Cause prior to February 15, 2008, Consultant’s warrants shall immediately vest in full and Consultant’s restricted stock shall vest in accordance with the Plan and (iii) in the event that this Agreement is terminated by either party for any reason on a date prior to February 15, 2008 (the “Early Termination Date”), Consultant shall pay to the Company without offset, within 30 calendar days after the Early Termination Date, a cash amount equal to the product of the Fee multiplied by a ratio, the numerator of which is the number of calendar days remaining from the Early Termination Date to February 15, 2008, and the denominator of which is 92. For the purposes of this Section 4, “Cause” shall mean (A) the failure, neglect or refusal by Consultant to perform any consulting services assigned to him hereunder or any other material breach of this Agreement by Consultant (including, without limitation, Consultant’s inability to perform its obligations hereunder as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental authority with respect to the performance of the consulting services described herein); (B) any willful, intentional or grossly negligent act by Consultant having the effect of materially injuring the reputation or business of the Company or its affiliates; or (C) Consultant’s commission of a crime involving, in the Company’s good faith judgment, fraud, dishonesty or moral turpitude.

5. Independent Contractor. Consultant expressly acknowledges and agrees that it is an independent contractor in carrying out its duties under this Agreement and Consultant shall in no way be an agent, employee or representative of the Company. All of Consultant's activities in performing the services under this Agreement shall be at Consultant's sole risk and Consultant shall not be entitled to workers’ compensation or any other benefits or insurance protection provided by the Company to its agents and employees. Subject to the following paragraph, as an independent contractor, Consultant shall be solely responsible for determining the means and methods for performing the Services. Consultant shall be solely responsible for all taxes, withholdings, and any other statutory obligations pertaining to its employees and representatives.

6. Limitation on Authority. Consultant has no authority to enter into any contract or incur any liability on behalf of the Company.

7. Standard of Performance. In the performance of its duties hereunder, Consultant shall, and shall cause its employees, contractors and representatives to, at all times perform in a professional, ethical and competent manner and exercise the same duty of care as it would exercise in the conduct of its own affairs in similar contexts.

8. Compliance with Laws. Consultant will, at its expense, obtain and maintain all governmental authorizations, certifications, registrations and filings that may be required under applicable U.S. and foreign laws and regulations to perform the Services under this Agreement. Consultant will otherwise comply with all applicable U.S. and foreign laws, regulations and other legal requirements that apply to this Agreement and the performance of the Services, including tax and foreign exchange laws.

9. Non-Disclosure of Confidential Information. Except as permitted or directed by the Company in writing, Consultant shall not during the Term of this Agreement or at anytime thereafter, divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of providing Services under this Agreement) any Confidential Information (as defined herein) which Consultant has acquired or will acquire prior to or during the Term of this Agreement. Consultant agrees and acknowledges that “Confidential Information” shall mean any and all information not in the public domain, in any form, emanating from or relating to the Company and its employees, representatives and/or agents, including, but not limited to, trade secrets, technical information, costs, designs, drawings, processes, systems, methods of operation and procedures, price lists, financial data, code books, invoices and other financial statements, computer programs, discs and printouts, plans, customer lists, telephone numbers, names, addresses, or any other written or unwritten information that is used in the business of the Company. Because Consultant’s Services include communications with government officials, the Company agrees that it will either (1) withhold from Consultant Confidential Information that is not necessary in order for the Company to do business with the government; or (2) mark Confidential Information as “CONFIDENTIAL INFORMATION,” as appropriate. Consultant acknowledges that the Confidential Information constitutes a unique and valuable asset acquired at great time and expense, and that any disclosure or use of any Confidential Information other than in rendering Services under this Agreement would cause great irreparable harm to the Company. In the event of a breach or threatened breach of this Section 9, Consultant agrees that monetary damages would be an inadequate remedy at law, and both preliminary and permanent equitable injunctive relief is necessary and shall be available to protect the rights of the Company, without requirement of bond.

10. Miscellaneous.

(a) Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns. Neither party shall assign all or any part of this Agreement without the other party’s prior written consent.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement, and all prior agreements, understandings, and restrictions, whether written or oral, between the parties are hereby superseded by and merged into this Agreement.

(c) Governing Law. It is the intention of the parties that the laws of the State of New York, without regard to its principles of conflicts of laws, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

(d) Waiver and Amendment. No provision hereof may be waived unless in writing and signed by all the parties hereto. A waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein. The failure to take prompt action to terminate for, or seek the correction of, a breach of one party shall not be deemed a waiver by the other party of the right to enforce its rights hereunder. This Agreement may only be amended by a written agreement executed by all the parties hereto.
(e) Severability. If any provision of this Agreement is judicially determined to be invalid or unenforceable as written, then such provision shall, if possible, be modified and reformed to the degree necessary to render it valid and enforceable. Further, any such invalidity or unenforceability of any provision shall have no effect on the remainder of this Agreement which shall remain in full force and effect.

(f) Notices. All notices required or given herewith shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, facsimile, or by certified courier service:

Notice to the Company:	Notice to Consultant:

Steve Magami	Roger Ballentine
Stratos Renewables Corporation	1785 Massachusetts Ave NW
9440 Little Santa Monica Blvd., Suite 400	Suite 100
Beverly Hills, CA 90210	Washington DC 20036
Facsimile: 310-402-5947	Facsimile: ______________

(g) Arbitration. Any controversy between the parties hereto involving the construction or application of any terms or conditions of this Agreement or any claim arising out of or relating to this Agreement will be submitted to and settled by final and binding arbitration in the District of Columbia in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(h) Indemnification. Each party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other party and its officers, directors, employees, agents and representatives from and against any liability, claim, loss, damage, suit and expense (including reasonable attorneys’ fees and costs) arising from any negligent, reckless or willful actions of negligence, recklessness or misconduct of, or any breach of this Agreement by, the Indemnifying Party and/or any of its officers, directors, employees, agents, representatives or independent contractors.

(i) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and/or PDF signature.

(j) Attorneys’ Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

On behalf of CONSULTANT

By:	/s/ Roger Ballentine
Name:	Roger Ballentine
Title:	President

On behalf of STRATOS

By:	/s/ Steve Magami
Name:	Steve Magami
Title:	Chairman